Exhibit 10.33

November 11, 1998


Mr. Robert W. Moore
President & CEO
Chadmoore Wireless Group, Inc.
2875 East Patrick Lane, Suite G
Las Vegas, NV  89120


Dear Robert:

The purpose of this letter is to confirm the engagement of Private Equity Partners LLC ("PEP") by Chadmoore Wireless Group, Inc. (the "Company") on a non-exclusive basis to render financial advisory services to the Company in connection with the Company's efforts to effect a transaction by which the Company or its securityholders would directly or indirectly derive an economic interest in 900 megahertz spectrum or related assets of Geotek Communications, Inc. (the "Transaction"). The nature of the engagement and the rights and obligations of PEP and the Company to each other are agreed to be as follows:


Section 1.  Services to be Rendered

PEP will perform such of the following financial advisory services as the Company may reasonably request:

(a) PEP will familiarize itself to the extent it deems appropriate with the business and financial condition and prospects of the Company, it being understood that PEP shall, in the course of such familiarization, rely entirely on publicly available information and such other information as may be supplied by the Company, without independent investigation.

(b) PEP will familiarize itself to the extent it deems appropriate with the assets and financial condition of Geotek Communications, Inc. ("Geotek"), it being understood that PEP shall, in the course of such familiarization, rely entirely on publicly available information and such other information as may be supplied by the Company, without independent investigation.

(c) PEP will advise and assist the Company in developing and implementing a general strategy for accomplishing a Transaction.

(d) PEP will advise and assist the Company in preparing appropriate documentation for pursuing the Transaction, which documentation shall be designed to describe the Company and its business, operation, properties, financial condition and prospects, and qualifications for effecting the Transaction, it being specifically understood and agreed that (i) such documentation shall be based entirely upon publicly available information and such other information as may be supplied by the Company, which information the Company hereby warrants shall be complete and accurate in all material respects, and not misleading, (ii) the Company shall be solely responsible for the accuracy and completeness of such documentation, (iii) PEP shall receive written approval of such documentation from the Company prior to its distribution, and (iv) other than as contemplated in this paragraph such documentation shall not be used, reproduced, disseminated, quoted, or referred to at any time, in any manner, or for any purpose, by PEP or the Company, except with the prior consent of the other.


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(e)  PEP will  advise and assist the  Company in working  with  Geotek and third parties having a potential interest in the Transaction.

(f) PEP will advise and assist the Company in preparing for and conducting due diligence meetings related to the Transaction and in negotiating and closing the Transaction.

(g) PEP will render such other financial advisory services as may from time to time be agreed upon by PEP and the Company; provided, however, that any services rendered by PEP (and compensation therefor) relating to or in connection with financing to facilitate a Transaction shall be governed by a separate engagement letter specific to the scope of such engagement. Not withstanding the foregoing, PEP agrees that the Company may utilize its work-product hereunder with existing or potential creditors of or investors in Geotek and its successors with the objective of effecting a Transaction, and that in such case PEP shall not be entitled to additional compensation (beyond that provided for in this letter agreement) for such work-product or such use, and that such activity shall not constitute services rendered by PEP relating to or in connection with financing under the preceding sentence of this paragraph (g).


Section 2.  Compensation.

For PEP's services hereunder, the Company shall pay PEP the following:

(a) A cash retainer of $7,500.00 (seven thousand five hundred dollars) per month. The first such payment shall be due upon execution of this letter agreement, and each successive monthly payment shall be due on the monthly anniversary of October 23, 1998.

(b) Upon consummation of the Transaction, (i) a cash success fee of $500,000 (five-hundred thousand dollars) and (ii) a five-year warrant to purchase 242,000 shares of common stock of the Company exercisable at $0.50 per share.

It is hereby agreed that compensation to PEP for any services rendered by PEP relating to or in connection with financing to facilitate a Transaction will be in addition to the compensation provided for herein and shall be governed by a separate engagement letter specific to the scope of such services. Not withstanding the foregoing, PEP agrees that the Company may utilize PEP's work-product hereunder with existing or potential creditors of or investors in Geotek and its successors with the objective of effecting a Transaction, and that in such case PEP shall not be entitled to additional compensation (beyond that provided for in this letter agreement) for such work-product or such use, and that such activity shall not constitute services rendered by PEP relating to or in connection with financing under the first sentence of paragraph 1(g) hereof.

The Company expressly agrees that by executing this letter agreement, the compensation and other terms of this agreement shall be and remain its full responsibility. The Company further recognizes that certain parties may attempt to renegotiate (and may enlist the Company's assistance in so doing) the terms hereof as a condition to closing a Transaction. Consequently, the Company hereby represents and warrants that it will (i) immediately inform any such party in writing that the Company intends to honor its contractual commitments hereunder and that the freedom to do so is a condition of the Company doing business with such party, and (ii) immediately provide PEP with a copy of such written notification.



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Section 3.  Expenses.

In addition to any fees or other compensation that may have been paid or be payable hereunder and regardless of whether any Transaction is proposed or consummated, the Company shall, from time to time upon request, reimburse PEP for all of PEP's reasonable out-of-pocket expenses incurred in connection with PEP's engagement hereunder.


Section 4.  Indemnification.

PEP and the Company have entered into a separate agreement, dated the date hereof, providing for the indemnification of PEP by the Company in connection with PEP's engagement hereunder.


Section 5.  Termination.

PEP's engagement hereunder shall continue for a period of 12 months from the date hereof unless extended by mutual agreement of PEP and the Company or terminated in compliance with the terms hereof. Prior to the expiration of such period, the Company may terminate PEP's engagement hereunder only if the Company abandons pursuit of the Transaction or if PEP fails in a material way to perform its duties hereunder; provided, however, that (i) if terminated because the Company abandons pursuit of the Transaction, PEP's engagement hereunder shall be deemed immediately reinstated concurrent with any resumption of pursuit of the Transaction by the Company, and (ii) following termination hereof for any reason (including expiration of the 12 month engagement term provided for above) other than PEP's failure in a material way to perform its duties hereunder, PEP will be entitled to its full fees under Section 2 hereof in the event that at any time prior to the expiration of 24 months after such termination a Transaction is consummated directly or indirectly involving the Company or its securityholders. Likewise, following termination hereof for any reason, PEP shall be entitled to any reasonable expenses due under Section 3 hereof incurred during the term of PEP's engagement hereunder, and the provisions of Section 4 hereof shall survive such termination. Consummation of the Transaction and full remuneration to PEP of all compensation and reasonable expenses provided for in this letter agreement shall also be deemed termination hereof.


Section 6.  Miscellaneous.


Confidentiality. PEP acknowledges that all information relating to its engagement hereunder supplied to PEP by the Company shall be deemed confidential by PEP. PEP will not disclose or divulge any such information other than to parties approved by the Company.

Entire Agreement. This letter agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and, together with the indemnification letter of even date herewith, contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof. This letter agreement may be modified or amended only by written instrument signed by the parties hereto.


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Severability.  The  invalidity  or  unenforceability  of any  provision  of this
Agreement shall not affect the validity or enforceability of any other provision.

Counterparts.   This  letter   agreement  may  be  executed  in  any  number  of
counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Headings. The headings of the sections, subsections, and paragraphs of this letter agreement have been added for convenience only and shall not be deemed to be a part of this letter agreement.

Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Nevada, and the federal and state courts within the State of Nevada shall have sole and exclusive jurisdiction over any disputes that may arise relating hereto.


Please confirm that the foregoing is in accordance with your understandings and agreements with PEP by signing and returning one copy of this letter to PEP.


Very truly yours,

Private Equity Partners


/s/Mark F. Sullivan
Mark F. Sullivan
Managing Partner


Accepted and agreed to as of the date first above written:

Chadmoore Wireless Group, Inc.


By:/s/Robert W. Moore
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Title:  President
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Private Equity Partners                                        November 11, 1998
539 Spencer Way
Incline Village, NV 89451

Gentlemen:

In connection with your engagement to advise and assist us with the matters referred to in the engagement letter dated the date hereof, we indemnify and hold harmless you and your affiliates, and the directors, officers, agents, and employees of you and your affiliates, to the full extent lawful, from and against any losses, claims, damages, or liabilities (or actions, including shareholder actions, in respect thereof) related to or arising out of such engagement or your role in connection therewith, and will reimburse you and any other party entitled to be indemnified hereunder for all expenses (including counsel fees and court costs) as they are incurred by you or any such other indemnified party in connection with investigating, preparing, or defending any such action or claim, whether or not in connection with pending or threatened litigation in which you are a party. We will not, however, be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted primarily from your bad faith or gross negligence. We also agree that neither you, nor any of your affiliates, nor any officer, director, employee or agent of you or any of your affiliates shall have any liability to us for or in connection with such engagement except for any such liability for losses, claims, damages, liabilities, or expenses incurred by us that result primarily from your bad faith or gross negligence. The foregoing agreement shall be in addition to any rights that you or any indemnified party may have at common law or otherwise, including, but not limited to, any right to contribution. We hereby consent to personal jurisdiction and service and venue in any court in which any claim which is subject to this agreement is brought against you or any other indemnified party.

It is understood that, in connection with your engagement, you may also be engaged to act for us in one or more additional capacities, and the terms of this engagement or any such additional engagement may be embodied in one or more separate written agreements. This indemnification shall apply to said engagement, any such additional engagement, and any modification of said engagement or such additional engagement, and shall remain in full force and effect following the completion or termination of your engagement(s).


Very truly yours,                                 Agreed:

Chadmoore Wireless Group, Inc.                    Private Equity Partners


By:                                               By:
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Title:                                            Title:
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